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                                                                     EXHIBIT 23
News Release                                             [LOGO]
                                                   _____________________________
For More                                           NOTE TO EDITORS
Information                                        For further information
Contact: Stephen A. Van Oss                        regarding the content of
                                                   this news release,
                                                   please contact:
                                                    Stephen A. Van Oss
News Release  No. 94-16                             216-266-5809
Release Date: November 11, 1994                    _____________________________

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                     RELIANCE COMMENTS ON ROCKWELL LETTER
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     Cleveland, Ohio -- November 11, 1994 -- Reliance Electric Company
(NYSE:REE) announced today that it has received a letter from Rockwell International Corporation (NYSE:ROK) indicating Rockwell's willingness to remove substantially all conditions to both its tender offer and any necessary follow up merger to deal with shareholders who do not tender. A copy of this letter is attached.

     John C. Morley, Reliance's President and Chief Executive Officer said, "This letter indicates a willingness to address one of Reliance's principal concerns about the Rockwell tender offer. However, we have not received a revised tender offer or merger agreement. The Reliance Board of Directors will promptly and carefully review the terms of any new legally binding proposal submitted by Rockwell when received and will consult with its investment bankers concerning the financial adequacy of the offer. The Board recognizes its duty to consider carefully all proposals in light of its existing merger agreement with General Signal, but does not wish to take any action that might require the payment of $50 million as a break-up fee and $2.5 million in expense reimbursement under the merger agreement with General Signal."

     The Board will report promptly to the Company's shareholders concerning any such unconditional proposal from Rockwell.